Commonwealth Fund Services, Inc.

FUND SERVICES AGREEMENT

Co-Administration Services

Between

Commonwealth Fund Services, Inc.

and

Yorkville America Investment Trust

Dated: October 29, 2025
Amended: August 12, 2026

Exhibit A – Series Portfolios
Exhibit B – Co-Administrative Services

FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of October 29, 2025, and amended as of May 26, 2026, and further amended as of August 12, 2026, between Commonwealth Fund Services, Inc., a corporation organized in accordance with the laws of the Commonwealth of Virginia (“CFS”) and Yorkville America Investment Trust, a statutory trust organized and existing under the laws of the State of Ohio (the “Trust”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and consists of one or more series portfolios listed on Exhibit A (the “Funds”), each of which may consist of one or more classes of shares of beneficial interest; and

WHEREAS, the Trust wishes to retain CFS to provide certain co-administration and other general services (the “Services”) with respect to the Funds and CFS is willing to furnish such Services;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1.    Appointment.

The Trust hereby appoints CFS as co-administrator for the Trust on the terms and conditions set forth in this agreement, and CFS hereby accepts such appointment and agrees to perform the Services as set forth in this Agreement. The Services of CFS shall be confined to those matters expressly set forth herein or as may be agreed to from time to time, and no implied duties are assumed by or may be asserted against CFS hereunder. Notwithstanding the foregoing, to the extent the Trust determines that it would be appropriate to engage another service provider (either directly or through CFS) as the co-administrator, CFS responsibilities with respect to such function shall be confined to overseeing such function – any such relationship shall be noted and described in Exhibit C to this Agreement.

Section 2.     Representations and Warranties of CFS.

CFS hereby represents and warrants to the Trust that:

(a)    It is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Virginia;

(b)    It is duly qualified to carry on its business in the Commonwealth of Virginia;

(c)It is empowered under applicable laws and by its By-Laws to enter into this Agreement and perform its duties under this Agreement;

(d)All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(e)It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and,

This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of CFS, enforceable against CFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and securities parties.

Section 3.     Representations and Warranties of the Trust.

The Trust hereby represents and warrants to CFS that:

(a)    It is a statutory trust duly organized and existing and in good standing under the laws of the state of Ohio;

(b)     It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c)    All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(d)    It is an open-end management investment company registered under the 1940 Act;

(e)    This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(f)    A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate state securities laws filings have been made and will continue to be made, with respect to all shares of the Funds and any classes thereof being offered for sale.

Section 4.     Trust Reports to CFS Delivery of Documents and Other Materials.

    The Trust shall furnish or otherwise make available to CFS such copies of each Fund’s prospectus, statement of additional information, financial statements, proxy statements, shareholder reports, each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act, each current shareholder services plan or similar document adopted by the Fund, each Fund’s net asset value per share, declaration, record and payment dates, amounts of any dividends or income, special actions relating to each Fund’s securities and other information relating to the Trust’s business and affairs as CFS may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement. CFS shall maintain such information as required by regulation and as agreed upon between the Trust and CFS. The Trust will complete all necessary prospectus and compliance reports, as well as monitoring the various limitations and restrictions.

    Section 5.     Services Provided by CFS.

(a)     CFS will provide, or supervise the performance of others, the Services described herein subject to the direction and supervision of the Trust’s Board of Trustees (the “Board”), and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions, policies and procedures adopted by the Board, and further subject to CFS’s policies and procedures as in effect from time to time. CFS shall be responsible for all necessary office space, equipment, personnel, and facilities necessary for it to perform its obligations under this Agreement. CFS may sub-contract with third parties to perform certain of the Services to be performed by CFS hereunder; provided, however, that CFS shall remain principally responsible to the Trust for the acts and omissions of such other entities and provided further that

CFS shall be responsible for the payment of such third parties unless the Board approves such payment in a separate agreement or otherwise approves passing the costs associated with such third party onto the Funds as an out-of-pocket expense of CFS.

    Except with respect to CFS’s duties as set forth in this Agreement, and except as otherwise specifically provided herein, the Trust assumes all responsibility for ensuring that each Fund complies with all applicable requirements of the Securities Act of 1933, the 1940 Act, the USA PATRIOT Act of 2001, and any other laws, rules and regulations, or interpretations thereof, of governmental authorities with jurisdiction over each Fund.

    (i)    Administrative Services – set forth in Exhibit B.

    CFS shall be responsible for promptly communicating any conflicts between its policies and procedures in effect from time to time and the resolutions, policies and procedures adopted by the Board.

(b)     CFS shall keep records relating to the Services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. CFS agrees that all such records prepared or maintained by CFS relating to the Services to be performed by CFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request. The Trust and the Trust’s authorized representatives shall have access to CFS’s records relating to the Services under this Agreement at all times during CFS’s normal business hours. Upon the reasonable request of the Trust, copies of any such records shall be provided promptly by CFS to the Trust or the Trust’s authorized representatives.

Section 6.     Compensation and Expenses

(a)Compensation. The Trust agrees to pay CFS as compensation for its services according to the fee schedule set forth in Schedule C hereto. Fees will begin to accrue for each Fund on the later of the date of this Agreement or the date of commencement of operations of the Fund. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Fund shall pay to CFS such compensation as shall be payable prior to the effective date of termination.

    In addition, the Trust shall reimburse CFS from the assets of each Fund certain reasonable expenses incurred by CFS on behalf of each Fund individually in connection with the performance of this Agreement. Such out-of-pocket expenses shall include, but not be limited to: documented fees and costs of obtaining advice of Fund counsel or accountants in connection with its services to each Fund; postage; long distance telephone; special forms required by each Fund; any economy class travel which may be required in the performance of its duties to each Fund; and any other extraordinary expenses it may incur in connection with its services to each Fund, provided that such expenses incurred in connection with this paragraph must be pre-approved by the Board, in writing, prior to any reimbursement.

(b)Taxes. Except as required by applicable law or as otherwise provided in this Agreement, CFS shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any customer, excluding taxes, if any, assessed against CFS related to its income or assets.
    (c)    Invoices/Billing. All fees and reimbursements are payable in arrears on a monthly basis and the Trust, on behalf of the applicable Fund, agrees to pay all fees and reimbursable expenses within thirty (30) business days following receipt of the respective billing notice. Without prejudice to CFS’s other rights, CFS reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to 1.5%.

Section 7.     Confidentiality.

CFS agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders received by CFS in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that CFS may disclose such information as required by law or in connection with any requested disclosure to a regulatory authority with appropriate jurisdiction after prior notification to the Trust.

        The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by CFS on databases under the control and ownership of CFS or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to CFS or the third party. The Trust agrees to treat all Proprietary Information as proprietary to CFS and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided under this Agreement.

    Upon termination of this Agreement, CFS shall return to the Trust all copies of confidential or non-public personal information received from the Trust hereunder, other than materials or information required to be retained by CFS under applicable laws or regulations. CFS hereby agrees to dispose of any “consumer report information,” as such term is defined in Regulation S-P.

Section 8.     Standard of Care / Limitation of Liability.

(a)Responsibility for Losses. CFS shall be under no duty to take any action on behalf of a Fund except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by CFS in writing. CFS shall at all times exercise reasonable care, act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from CFS, its employees’ or its agents’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its willful misfeasance, bad faith or gross negligence in the performance of CFS’s duties under this Agreement, or by reason of reckless disregard of CFS, its employees’ or its agents’ obligations and duties hereunder. Notwithstanding the foregoing, the limitation on CFS’s liability shall not apply to the extent any loss or damage results from any fraud committed by CFS or any intentionally bad or malicious acts (that is, acts or breaches undertaken purposefully under circumstances in which the person acting knows or has reason to believe that such act or breach violates such person’s obligations under this Agreement or can cause danger or harm) of CFS.

    Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) CFS shall not be liable for losses beyond its control, provided that CFS has acted in accordance with the standard of care set forth above and the terms of this Agreement; and (ii) CFS shall not be liable for (A) the validity or invalidity or authority or lack thereof of any oral or written instructions provided by the Fund, notice or other instrument which conforms to the applicable requirements of this Agreement, and which CFS reasonably believes to be genuine; or (B) subject to Section 15, delays or errors or loss of data occurring by reason of circumstances beyond CFS’s control, including fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(b)Limitations on Liability.

(i)CFS is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits as they may be amended from time to time. CFS will have no implied duties or obligations. Each party to the Agreement shall mitigate damages for which the other party may become responsible hereunder.

(ii)CFS shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from a Fund, and shall be without liability for any loss or damage suffered by a Fund or any of a Fund’s customers as a result of CFS’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, CFS shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance on any instruction reasonably believed by it in good faith to have been authorized by an authorized person.

(iii)CFS shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide CFS with any information.

(iv)CFS is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

(v)CFS shall have no responsibility for the management of the investments or any other assets of the Trust or its customers, and CFS shall have no obligation to review, monitor or otherwise ensure compliance by a Fund with the policies, restrictions, guidelines or disclosures applicable to the Fund or any other term or condition of the original documents, operating documents, policies and procedures or registration statement. Further, CFS shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in the registration statement.

(vi)Except as set forth in the exhibits hereto, the Trust acknowledges that the reporting obligations of CFS do not constitute a duty to monitor compliance and CFS shall not be liable for any failure of the Fund to comply with any laws, regulations or other applicable requirements thereof.

(vii)CFS shall not be liable for the errors of other service providers of the Trust, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services’ standard contracts entered into by CFS) and errors in information provided by an investment adviser to a Fund custodian (including prices and pricing formulas and untimely transmission of trade information).

(viii)CFS will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by CFS, except to the extent such loss or damage results from the gross negligence or willful misconduct of CFS.

(ix)Except as expressly provided in this Agreement, CFS hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.

(c)Mutual Exclusion of Consequential Damages. Except for any liquidated damages agreed to by the parties to this Agreement related to an unexcused termination of this Agreement, under no circumstances will either party be liable to the other party for special or punitive damages, or consequential loss or damage, or any loss of profits, goodwill, business opportunity, business, or revenue or anticipated savings, in relation to this Agreement, whether or not the relevant loss was foreseeable, or the party was advised of the possibility of such loss or damage or that such loss was in contemplation of the other party.

(d)Limited Recourse. CFS hereby acknowledges that a Fund’s obligations hereunder with respect to the Fund are binding only on the assets and property belonging to the Fund. The obligations of the parties hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Fund personally, but shall bind only the property of the Fund. The execution and delivery of this Agreement by such officers shall not be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Fund’s property.

    Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other series portfolios of the Trust and that no series shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

Section 9.     Indemnification.

Indemnification by the Funds. Each Fund shall indemnify CFS and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by CFS that result from: (i) any claim, action, suit or proceeding in connection with CFS’s entry into or performance of this Agreement with respect to such Fund; or (ii) any action taken or omission to act committed by CFS in the performance of its obligations hereunder with respect to such Fund; or (iii) any action of CFS upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Trust with respect to such Fund; (iv) the offer or sale of shares of the Funds in violation of federal or state securities laws or regulations requiring that such shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such shares; (v) the processing of any checks or wires, including without limitation for deposit into the Trust’s demand deposit account maintained by CFS; (vi) the breach of any representation or warranty set forth in Section 3 above; or (vii) any error, omission, inaccuracy or other deficiency of any information provided to CFS by the Trust, or the failure of the Trust to provide or make available any information requested by CFS knowledgeably to perform its functions hereunder; provided, that CFS shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence, bad faith or willful misfeasance in the performance of its duties, or by reckless disregard of such duties, on the part of CFS or its employees, agents or contractors.

    The reliance upon, and any subsequent use of or action taken or omitted, by CFS, or its agents or subcontractors on: (i) the materials or any other information, records, documents, data, or services, which are received by CFS or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by a Fund, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by CFS under this Agreement which are provided to CFS after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(a)Indemnification by CFS. CFS shall indemnify each Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by such Fund which result from: (i) CFS’s failure to comply with the terms of this Agreement with respect to such Fund; or (ii) CFS’s bad faith or willful misfeasance in performing its obligations hereunder with respect to such Fund; or (iii) CFS’s gross negligence or misconduct or that of its employees, agents or contractors in connection herewith with respect to such Fund.

    In order that the indemnification provisions contained in this Section 9 shall apply, upon the assertion of an indemnification claim, the party seeking the indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The Trust shall have the option to participate with CFS in the defense of such claim or to defend against said claim in its own name or that of CFS. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the indemnifying party’s written consent, which consent shall not be unreasonably withheld.

Section 10.     Term and Termination.

    This Agreement shall remain in effect with respect to a Fund from the “Effective Date” until the “End Date,” each as set forth in Exhibit A to this Agreement (the “Initial Term”); thereafter, this Agreement shall automatically renew for a period of one year and continue in effect from year to year thereafter (the initial and any subsequent such periods are referred to as “Term”).

    This Agreement may be terminated by either party at any time, without the payment of a penalty upon at least ninety (90) days’ written notice to other party prior to the end of the then current Term. Any termination shall be effective as of the date specified in the notice or upon such later date as may be mutually agreed upon by the parties. Upon notice of termination of this Agreement by either party, CFS shall promptly transfer to the successor administrator the original or copies of all books and records maintained by

CFS under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor administrator in the establishment of the books and records necessary to carry out the successor administrator’s responsibilities. If this Agreement is terminated by the Trust, the Trust shall be responsible for all reasonable out-of-pocket expenses or costs associated with the movement of records and materials to the successor administrator. Additionally, CFS reserves the right to charge for any other reasonable expenses associated with such termination.

Section 11.     Notices.

(a)Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)If to the Trust, to:

Yorkville America Investment Trust
8730 Stony Point Parkway, Suite 205
Richmond, Virginia 23235
Attention: President

With copy to:

Practus, LLP
                11300 Tomahawk Creek Parkway, Suite 310
                Leawood, Kansas 66211
                Attention: John H. Lively

(ii)If to CFS, to:

Commonwealth Fund Services, Inc.
8730 Stony Point Parkway, Suite 205
Richmond, Virginia 23235
Attention: President

(b)Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Fund Services Agreement.”

Section 12.     Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed. This Agreement shall insure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. For the avoidance of doubt, a transaction involving a merger or sale of substantially all of the assets of a Fund shall not require the written consent of CFS.

Section 13.    Holidays.

Except as required by laws and regulations governing investment companies, nothing contained in this Agreement is intended to or shall require CFS, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which CFS is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Trust and CFS are open. CFS will be open for business on days when the Trust is open for business and/or as otherwise set forth in each Fund’s prospectus(es) and Statement(s) of Additional Information.

Section 14.     Waiver.

Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

Section 15.     Force Majeure.

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, pandemics, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that this provision shall not imply that CFS is excused from maintaining reasonable business continuity plans to address potential service outages.

Section 16.     Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. The compensation stated in Schedule E attached hereto may be adjusted from time to time by the execution of a new schedule signed by the parties thereto.

Section 17.     Severability.

If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

Section 18.    Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

Section 19.    Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20.    No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21.     Entire Agreement; Governing Law.

This Agreement, the Exhibits and Schedules hereto, and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed to be in accordance with the laws of the Commonwealth of Virginia, without reference to choice of law principles thereof, and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Virginia, or any of the provisions herein, conflict with the applicable provision of the 1940 Act, the latter shall control.

Section 22.    Services Not Exclusive.

The services of CFS to the Trust are not deemed exclusive, and CFS shall be free to render similar services to others, to the extent that such service does not affect CFS’s ability to perform its duties and obligations hereunder.

Section 23.    Special or Consequential Damages.

Neither party to this Agreement shall be liable to the other party for special or consequential damages under any provision of this Agreement.

Section 24.    Reliance on Trust Instructions and Experts.

CFS may rely upon the written advice of the Trust and upon statements of the Trust’s legal counsel, accountants and other person believed by it in good faith to be expert in matters upon which they are consulted, and CFS shall not be liable for any actions taken in good faith upon such statements.

Section 25.    Survival.

The obligations of Sections 6, 7, 8, 9, 14, 15, 17, 21, 23, 24 and this 25 shall survive any termination of this Agreement.

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Signature Page Follows
*    *    *    *    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

    COMMONWEALTH FUND SERVICES, INC.

By: /s/ Karen M. Shupe                        Date: August 12, 2026

    Print Name: Karen M. Shupe

    Title: Managing Director

    YORKVILLE AMERICA INVESTMENT TRUST
     WITH RESPECT TO THE FUNDS IDENTIFIED ON EXHIBIT A

    By: /s/ David A. Bogaert                        Date: August 12, 2026

    Print Name: David A. Bogaert

    Title: President

EXHIBIT A
to
Fund Services Agreement
                 Amended August 12, 2026
List of Funds

Fund Name	Effective Date	End Date of Initial Term
Truth Social American Security & Defense ETF	November 1, 2025	October 31, 2027
Truth Social American Next Frontiers ETF	November 1, 2025	October 31, 2027
Truth Social American Icons ETF	November 1, 2025	October 31, 2027
Truth Social American Energy Security ETF	November 1, 2025	October 31, 2027
Truth Social American Red State REITs ETF	November 1, 2025	October 31, 2027
Truth Social Bitcoin Plus ETF	January 1, 2026	December 31, 2027
YA MarketVector Bitcoin and Ether Strategic Momentum Index ETF	January 1, 2026	December 31, 2027
Yorkville America Crypto Leaders Index ETF	January 1, 2026	December 31, 2027
Yorkville America Crypto Leaders Covered Call Index ETF	January 1, 2026	December 31, 2027
Yorkville America Digital Asset Ecosystem Index ETF	January 1, 2026	December 31, 2027
Truth Social Stablecoin Yield Strategy ETF	January 1, 2026	December 31, 2027
Truth Social Big 7 Crypto MYGA Strategy ETF	January 1, 2026	December 31, 2027
Truth Social All-Terrain Crypto MYGA Strategy ETF	January 1, 2026	December 31, 2027
Truth Social Stablecoin MYGA Strategy ETF	January 1, 2026	December 31, 2027
Truth Social God Bless America ETF	January 1, 2026	December 31, 2027
Truth Social America First ETF	January 1, 2026	December 31, 2027
Yorkville America Next Generation Memory Index ETF	August 12, 2026	July 31, 2028
Yorkville America MANGOS Plus Index ETF	August 12, 2026	July 31, 2028
Yorkville America MANGOS Plus Premium Equity Income Index ETF	August 12, 2026	July 31, 2028
Yorkville America 2X Long MANGOS Plus Daily Target ETF	August 12, 2026	July 31, 2028
Yorkville America 2X Inverse MANGOS Plus Daily Target ETF	August 12, 2026	July 31, 2028
YA Columbus Macro Reindustrialization Dividend Index ETF	August 12, 2026	July 31, 2028
YA Columbus Macro Anti-Debasement Index ETF	August 12, 2026	July 31, 2028
Yorkville America Space Index ETF	August 12, 2026	July 31, 2028

EXHIBIT B
To
Fund Services Agreement

Co-Administrative Services

1.Subject to the direction and control of the Board of Trustees (the “Board”) of the Trust, CFS shall manage certain aspects of each Fund’s operations except those that are the specific responsibility of any other service provider hired by the Trust, all in such manner and to such extent as may be authorized by the Board.

2.Prepare and assist with reports for the Board as may be mutually agreed upon by the parties.

3.Assist in the preparation of quarterly and annual Code of Ethics forms for: (i) disinterested Board members; and (ii) officers of the Trust, if any, that are also employees of CFS, including a review of returned forms against portfolio holdings and reporting to the Board.

4.Assist in the preparation of the annual Trustees’ and Officers’ questionnaires.

5.Assist in the maintenance of general Board calendars and regulatory filings calendars.

6.As mutually agreed to by the parties, prepare updates to and maintain copies of the Trust’s trust instrument and by-laws.

7.Coordinate with insurance providers, including soliciting bids for Trustees & Officers/Errors & Omissions insurance and fidelity bond coverage, coordinate the filing of fidelity bonds with the SEC and make related Board presentations.

8.Advise the Trust and the Board on certain matters as they may arise concerning each Fund and its affairs.

9.With the assistance of the counsel to the Trust, the investment adviser, officers of the Trust and other relevant parties, prepare and disseminate materials for meetings of the Board on behalf of each Fund, and any committees thereof, including agendas and selected financial information as agreed upon by the Trust and CFS from time to time; attend and participate in Board meetings to the extent requested by the Board.

10.Assist each Fund in the selection of other service providers, such as independent accountants, law firms and proxy solicitors; and perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided that CFS need not begin performing any such task except upon 65 days’ notice and pursuant to mutually acceptable compensation agreements.

11.Assist the Trust with its obligations under Section 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act, including the establishment and maintenance of internal controls and procedures that are reasonably designed to ensure that information prepared or maintained in connection with administration services provided hereunder is properly recorded, processed, summarized, or reported by CFS or its affiliates on behalf of the Trust so that it may be included in financial information certified by the Trust’s officers as may be required by regulatory agencies.

12.CFS shall provide such other services and assistance relating to the affairs of each Fund as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

13.Board meeting facility coordination, including travel, dinner arrangement, etc.

14.Board meeting agenda compilation and review in conjunction with Trust counsel.

15.Participate in the review of board meeting minutes.

16.Provide certain Trust officers such as President, PEO and PFO for certifying Trust documents, and assistant secretaries as needed.

17.Perform any other such tasks as deemed necessary by the Board of Trustees and/or Trust Counsel to facilitate common board governance.